Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
517/372-9200

Neogen reports year end results

LANSING, Mich., July 24, 2012 – Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the fourth quarter of its FY 2012, which ended May 31, increased 11.4% from the previous year’s comparable quarter to $48,545,000. Net income for the fiscal year’s final quarter was $0.25 per share, the same as the prior year’s fourth quarter of $0.25 per share.

Neogen’s revenues for its FY 2012 increased 6.6% to $184,046,000, up from $172,683,000 in the company’s previous fiscal year. Net income for the fiscal year was $22,513,000, or $0.94 per share, compared to the prior year’s net earnings of $22,839,000, or $0.96 per share.

“Last year at this time it was becoming apparent that our existing infrastructure would not sustain the levels of growth that we had reported in recent fiscal years,” said James Herbert, Neogen’s chief executive officer and chairman. “The results we are reporting today reflect an emphasis in our 2012 fiscal year to create an operational infrastructure that would allow for sustainable growth going forward at the levels we expect. As our improving third and fourth quarter revenue performances show, we are now better positioned to seize opportunities throughout our global food and animal safety markets.”

The fourth quarter was the 77th consecutive profitable quarter from operations for the company, and the 81st quarter of the past 86 quarters to show increased revenues as compared with the previous year—including the last 29 quarters.

“I am pleased to report that we were able to achieve a key objective of ours in the fourth quarter — organic quarterly growth in excess of 10%,” said Lon Bohannon, Neogen’s president and chief operating officer. “This achievement is an indication that we are beginning to see a return on the investment we made in adding sales and marketing personnel earlier in the year. We’re also pleased to report that the fourth quarter revenue increase was the result of broad-based sales growth in market segments throughout our food and animal safety groups. A number of recent product introductions and regulatory approvals bode well for us as we move forward in our new fiscal year.”

For the year, gross margins of 50.2% compare to 50.8% in FY 2011, adversely impacted by product mix within Animal Safety. Operating expenses increased by 12.9%, due to the infrastructure investment in personnel and programs, amortization of intangibles from previous acquisitions, and legal expense related to the protection of the company’s intellectual property.

“We were adversely impacted by currency fluctuations in the quarter, as the financial turmoil in the European Union caused investors to seek the safety of the U.S. dollar, driving down the value of currencies we deal in such as the Euro, the British pound, the Brazilian real, and the Mexican peso,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “This resulted in a $413,000 currency loss for the fourth quarter, and $531,000 for the full year related to the translation of receivables and payables denominated in foreign currencies, net of the effects of foreign currency economic hedges.”

The May acquisition of the Igenity® animal genomics business from Merial Limited helped bolster GeneSeek’s strong growth resurgence in the fourth quarter. Igenity’s extensive bioinformatics portfolio is used to identify positive or negative traits that allow beef cattle producers to make the best breeding herd selections. The Igenity program has commercialized the bioinformatics to detect a number of cattle diseases that have been found to be genetically transmitted. Results from these tests allow cattle producers to make certain genetic carriers are not used in ongoing breeding programs. The merging of Igenity’s and GeneSeek’s capabilities is helping Neogen maintain its leadership position in the commercialization of animal genomics.

Sales of Neogen’s leading line of veterinary animal care products experienced strong growth, increasing 27% for the year, and were led by large increases in sales of small animal supplements and large animal vitamin injectables. Sales of veterinary biologics, including the only available vaccine to prevent equine type B botulism, increased more than 16% when compared to FY 2011. Neogen’s agricultural cleaners and disinfectants also experienced significant sales increases when compared to the previous fiscal year, evidence that the company’s efforts to market its products as synergistic biosecurity solutions continue to gain traction.

Neogen’s Scotland-based Neogen Europe subsidiary recorded a revenue increase of 11% despite the poor economic environment in a number of European Union countries it serves. Particular strength was noted in the United Kingdom, Germany and France. The company’s Mexican subsidiary recorded a 20% sales increase compared to the prior year, while sales at Neogen’s subsidiary in Brazil more than doubled. Overall, approximately 42% of Neogen’s total revenues were from its international markets.

Sales of capital equipment and disposable vials associated with Neogen’s Soleris® general microbial detection system exhibited strong growth for the year, up 16% compared to the previous fiscal year. The Soleris system allows for the accurate detection of spoilage organisms, such as yeast and mold, in much less time than traditional methods.

Neogen’s well-received new ANSR™ for Salmonella recently earned approval from the influential independent AOAC Research Institute, which confirms the innovative test’s ability to accurately detect Salmonella DNA in food and environmental samples. ANSR for Salmonella returns DNA-definitive results in only 10 minutes post-enrichment — competitive systems can take more than 3 hours to return the same results. Additional ANSR tests for Listeria spp., Listeria monocytogenes and non-O157 shiga-toxin producing E. coli (STECs) are in development.

The ANSR test system is in Neogen’s comprehensive line of food safety tests food processors can use to assist in complying with the wide-ranging United States’ Food Safety Modernization Act (FSMA) of 2011, and other similar global food safety and security initiatives. Sales of Neogen’s food allergen test kits increased significantly in FY 2012 compared to the previous year as FSMA has defined unlabeled food allergens as adulterants, along with bacterial pathogens (e.g., STECs) and other substances known to cause human illness. Compliance with these new regulations often require the use of testing products, such as Neogen’s rapid and accurate food safety testing products to detect the presence or absence of these adulterants and other contaminants.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Three months ended May 31		Year ended May 31
	2012	2011	2012	2011
Revenue
Food Safety	$23,857	$21,288	$91,104	$85,514
Animal Safety	24,688	22,307	92,942	87,169

Total revenue	48,545	43,595	184,046	172,683
Cost of sales	24,646	21,646	91,621	84,891

Gross margin	23,899	21,949	92,425	87,792
Other expenses
Sales & marketing	9,364	7,960	35,026	30,020
Administrative	4,178	3,859	17,024	15,112
Research & development	1,660	1,585	6,636	6,825

Total other expenses	15,202	13,404	58,686	51,957

Operating income	8,697	8,545	33,739	35,835
Other income (expense)	(319)	116	224	(596)

Income before tax	8,378	8,661	33,963	35,239
Income tax	2,350	2,700	11,450	12,400

Net income	$6,028	$5,961	$22,513	$22,839
Net income per diluted share	$0.25	$0.25	$0.94	$0.96

Other information:
Shares to calculate per share	24,087	23,993	24,019	23,791
Depreciation & amortization	$1,684	$1,388	$6,173	$5,329
Interest income	29	25	107	95
Gross margin (% of sales)	49.2%	50.3%	50.2%	50.8%
Operating income (% of sales)	17.9%	19.6%	18.3%	20.8%
Revenue increase vs. FY 2011	11.4%		6.6%
Net income increase (decrease) vs. FY 2011	1.1%		(1.4%)

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2012	May 31 2011
Assets
Current assets
Cash & investments	$68,645	$56,083
Accounts receivable	35,652	28,634
Inventory	34,992	31,994
Other current assets	4,652	5,791

Total current assets	143,941	122,502
Property & equipment, net	29,933	22,340
Goodwill & other assets	77,726	74,820

Total assets	$251,600	$219,662

Liabilities & Equity
Current liabilities	$19,979	$17,797
Long-term debt
Other non-current liabilities	12,567	12,887
Equity-shares outstanding 23,620 in 2012 & 22,291 in 2011	219,054	188,978

Total liabilities & equity	$251,600	$219,662

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

###